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Exhibit 10.12-1

August 14, 2001                                               [GRAPHIC OMITTED]

Robert L. Aromando, Jr.
22 Homestead Farm Road
Alexandria Township
Milford, New Jersey 08848

Re: Amendment to Employment Contract dated March 8, 2001

Dear Mr. Aromando:

Pursuant to meetings held on July 18, 2001 by the Compensation Committee and the Board of Directors of American Bio Medica Corporation, we have outlined below the amended terms and/or conditions of your original contract dated March 8, 2001. Those terms and/or conditions not noted below will remain unchanged from your original contract.

                                Salary and Bonus

Your base salary will be $15,000 per month, which is equivalent to $180,000 on an annualized basis. You will be eligible for your first performance and merit review by the Board of Directors in May 2001; any merit award will be prorated for your length of service. In addition, you will be issued options to purchase 300,000 common shares of ABMC at an exercise price determined by the closing market price on your official start date, March 1, 2001. All of your stock options will vest over a three-year period in annual increments of 33.3% per year on the anniversary date of the grant. Also, ABMC will provide you with a monthly car allowance of $750.00, payable on or about the 1st of each month, and will also provide reimbursement of all business related expenses including, but not limited to, gas, tolls, emergency repairs while on ABMC business, telephone etc.

The bonus plan has been set up to provide rewards to you based on achieving milestones in both the net sales and net income numbers (as set forth in ABMC's annual audited financial statements) over a period of time. You will be issued options to purchase 500,000 common shares of ABMC at an exercise price to be determined by the closing market price on the date the amendment was approved by the Compensation Committee, July 18, 2001. The stock options will either vest or will be cancelled and returned to the option plan, based upon company performance as indicated below.

                            Net             Net       Cash            Stock
Year                       Sales          Income      Bonus          Options

FY 02                      $15M           $1.5M      $ 50,000        125,000
FY 03                      $25M           $5.0M      $250,000        125,000
FY 04                      $40M           $7.5M      $500,000        125,000

The remaining 125,000 options will vest in Fiscal Year 05. Performance criteria for vesting will be visited at a later date but will not include any additional large option grants.

Payout of cash bonus and stock options will be contingent upon achieving a minimum of 90% of the stated goals. Cash bonus will be paid and issued no later than 30 days after the date ABMC's accountants submit the audited financial statements to the Board of Directors for its review.


Sincerely,


/s/ Gerald Moore
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Gerald Moore
Director and Chairman of the
Compensation Committee

/s/ Stan Cipkowski
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Stan Cipkowski
President


Accepted this 14th day of August, 2001 by:

/s/ Robert L. Aromando Jr.
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Robert L. Aromando, Jr.
Chief Executive Officer